Exhibit 7.1

RBSM LLP
NEW YORK, NEW YORK

May 27, 2015

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Dear Sirs/Madams

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on May 20, 2015, to be filed by our client, IDI, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ RBSM LLP